Exhibit 4.8

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of May 20, 2012 by and among (i) Alibaba Group Holding Limited, a company organized under the laws of the Cayman Islands (the “Company”), (ii) SOFTBANK Corp., SOFTBANK BB Corp., SB China Holdings PTE Ltd., Jack Ma Yun and Joseph C. Tsai (collectively, the “Shareholders”) and (iii) Yahoo! Inc., a Delaware corporation (“Yahoo Inc.”), and Yahoo! Hong Kong Holdings Limited, a Hong Kong corporation (“YHK”, together with Yahoo Inc., “Yahoo”). The Company, the Shareholders and Yahoo are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Share Repurchase Agreement referred to below. For clarity, “Shareholders” do not include, for purposes of this Agreement, Yahoo.

WHEREAS, concurrently with entrance into this Agreement, the Company and Yahoo are entering into that certain Share Repurchase and Preference Share Sale Agreement (the “Share Repurchase Agreement”), dated as of the date hereof;

WHEREAS, as of the date hereof, there are 2,509,232,924 ordinary shares, par value US$0.000025 per share, of the Company (“Shares”) issued and outstanding;

WHEREAS, each of the Shareholders wishes to agree to vote all of such Shareholder’s Shares, including all Shares owned directly or indirectly by such Shareholder or any Affiliate of such Shareholder, or over which such Shareholder or any Affiliate of such Shareholder has the right to vote or cause the voting of, in each case as of any date requiring action under this Agreement (such Shares, the “Voted Shares”); and

WHEREAS, the Parties and certain other shareholders of the Company are parties to that certain Shareholders Agreement, dated as of October 24, 2005 (the “2005 Shareholders Agreement”), as amended and restated by that certain First Amended and Restated Shareholders Agreement, dated as of October 21, 2007 (the “2007 Shareholders Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1. Voting.

(a) Each Shareholder, severally and not jointly, hereby covenants and agrees that, until the termination of this Agreement in accordance with the terms hereof, in any action by written consent of the shareholders of the Company and at any duly-called meeting of the Company’s shareholders, such Shareholder shall appear at any such meeting, in person or by proxy, or otherwise cause the Voted Shares, as applicable, to be counted as present thereat for purposes of establishing a quorum and shall at any such meeting, if one is held or otherwise if consents are solicited, and with respect to all of the Voted Shares, vote in favor of or consent to, or cause to be voted in favor of or consented to, the approval and the adoption of the following:

(i) the Share Repurchase Agreement;

(ii) the other Transaction Documents, including the Investment Agreement Terminations, the New Shareholders Agreement, the Registration Rights Agreement, the TIPLA Amendment Agreement, the Transition Services Agreement, and the Resolutions of the Board of Directors Establishing and Adopting the Designation, Preferences, and Rights of Series A Mandatorily Redeemable Preference Shares of the Company;

(iii) the consummation of the Initial Repurchase and other Transactions; (iv) the Qualified Resale (including the issuance of Shares in connection therewith); (v) the IPO Repurchase; (vi) the IPO Sale; (vii) the TIPLA Amendment;

(viii) any refinancing of the Facility Agreement;

(ix) the adoption of the Amended and Restated Articles;

(x) the issuance of the Preference Shares to Yahoo on the terms of the Share Repurchase Agreement; and

(xi) any other action or matter necessary or advisable in connection with any of the foregoing, including actions relating to the obtaining of debt or equity financing (including the issuance of any debt or equity securities) for the Initial Repurchase, IPO Repurchase or any financing in connection with a Qualified IPO or any of the other Transactions.

(b) Each Shareholder, severally and not jointly, hereby covenants and agrees that, until the termination of this Agreement in accordance with the terms hereof, such Shareholder shall provide consent and vote in favor of any Transaction Related Matter presented to it, in its capacity as a shareholder of the Company, under Article III of the 2007 Shareholders Agreement or Article III of the 2005 Shareholders Agreement, as the case may be, or, following the Initial Repurchase Closing, Article III of the New Shareholders Agreement.

(c) Each Shareholder, severally and not jointly, hereby covenants and agrees, until the termination of this Agreement in accordance with the terms hereof, at any meeting of Company’s Board of Directors (the “Board”) held in connection with the Share Repurchase Agreement or any other duly called meeting of the Board in which resolutions relating to Transaction-Related Matters are proposed, and in any action by written consent of the Board to cause the SOFTBANK Designee(s) (as defined in the 2005 Shareholders Agreement) and the SB Designee (as defined in the New Shareholders Agreement) or the Management Members Designee(s) (as defined in the 2005 Shareholders Agreement) and the Management Members Designees (as defined in the New Shareholders Agreement), as applicable, and any of the representatives of such Shareholder on the Board, to be present at such Board Meetings and to be counted as present thereat for purposes of establishing a quorum and, if one is held or otherwise if consents are solicited, to vote in favor of, and not to oppose or abstain with respect to, any Transaction-Related Matter.

(d) Each Shareholder hereby irrevocably waives any rights that it has or may have (including without limitation pre-emptive rights, rights of first offer and tag-along rights) under the 2007 Shareholders Agreement, the 2005 Shareholders Agreement, and/or the existing Organizational Documents of the Company in connection with any and all Transaction-Related Matters.

(e) Each Shareholder, severally and not jointly, hereby agrees to execute and deliver the New Shareholders Agreement at the Initial Repurchase Closing in accordance with the terms of the Share Repurchase Agreement. Each Shareholder hereby consents to the Company entering into the Share Repurchase Agreement.

(f) Each Shareholder, severally and not jointly, hereby agrees until the termination of this Agreement in accordance with its terms, not to commit or agree to take any action inconsistent with this Section 1 prior to the termination of the Share Repurchase Agreement or the completion of the Closing.

(g) Notwithstanding any other provision of this Agreement or the Share Repurchase Agreement, SB and its Affiliates shall not, with respect to any Voted Shares, by the operation of Section 1 hereof, (i) be deemed to have voted in favor of or consented to, or be obligated to cause to be voted in favor of or consented to, or be required to cause the SOFTBANK Designee(s) or the SB Designee to vote in favor of or consent to, the approval or adoption of any equity financing, including any Subsequent Equity Financing or Replacement Equity Financing and the issuance of any Equity Interests in connection therewith or (ii) waive or be deemed to have waived any rights under the 2007 Shareholders Agreement, the 2005 Shareholders Agreement and/or the Organizational Documents of the Company in connection with any such equity financing, in each case other than the issuance of Equity Interests in connection with the Initial Repurchase and Qualified Resale.

(h) For the avoidance of doubt, each Shareholder, as applicable, shall retain at all times the right to vote the Voted Shares, and to cause the SOFTBANK Designee(s) or the SB Designee and the Management Member Designee(s) or the Management Member Designee to act in such Shareholder’s sole discretion and without any other limitations on matters other than those set forth in this Section 1 that are at any time or from time to time presented for consideration to the Company’s shareholders or the Board, as applicable.

(i) Each Shareholder shall cause each of its Subordinate Shareholders to act in accordance with this Agreement as if such Subordinate Shareholder were a party to this Agreement as a Shareholder. “Subordinate Shareholders” has the meaning set forth in the 2005 Shareholders Agreement, 2007 Shareholders Agreement, and New Shareholders Agreement, as in effect from time to time.

Section 2. Registration Rights Agreement. Pursuant to Section 10 of the Registration Rights Agreement, dated October 24, 2005, by and between Company and the parties set forth on Schedule 1 thereto (the “2005 Registration Rights Agreement”), each Shareholder hereby consents to Yahoo and the Company entering into the amended and restated Registration Rights Agreement, substantially in the form attached to the Share Repurchase Agreement, at the Initial Repurchase Closing, and each Shareholder agrees to enter into, and to cause its Affiliates to enter into, and deliver to the other parties thereto, the amended and restated Registration Rights Agreement at the Initial Repurchase Closing. Each Shareholder hereby acknowledges that the amended and restated Registration Rights Agreement will supersede the 2005 Registration Rights Agreement in all respects as of the Initial Repurchase Closing.

Section 3. Reasonable Efforts to Cooperate.

(a) Each Shareholder shall, upon receipt of reasonable advance notice by the Company and/or Yahoo, without further consideration, promptly provide any customary information reasonably requested by the Company and/or Yahoo that is necessary for any regulatory application or filing made or approval sought in connection with the transactions contemplated by this Agreement or the Share Repurchase Agreement (including filings with any Governmental Authority).

(b) Each Shareholder hereby consents to the publication and disclosure in any documents or communications provided by the Company to any Governmental Authority or to the Company’s security holders of such Shareholder’s identity and beneficial and record ownership of the Shares and the nature of such Shareholder’s commitments, arrangements and understandings under and relating to this Agreement.

(c) Each Shareholder hereby agrees, until the termination of this Agreement in accordance with its terms, to promptly notify the Company in writing of the number of additional Shares, any options to purchase Shares or other securities of the Company acquired by such Shareholder, if any, after the date hereof (and, for the avoidance of doubt, each Shareholder agrees that any such additional shares shall be, for all purposes of this Agreement, Voted Shares).

(d) Subject to the terms and conditions of the Share Repurchase Agreement, until the termination of this Agreement in accordance with its terms, each Shareholder shall use commercially reasonable efforts to take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary to carry out the intent and purpose of this Agreement.

Section 4. Representations and Warranties of Shareholders. Each Shareholder, severally and not jointly, hereby represents and warrants to the Company and Yahoo as of the date hereof as follows:

(a) Power, Binding Agreement. It has the requisite power and authority to enter into and perform all of its obligations under this Agreement and no further proceedings or actions on its part are necessary to authorize the execution, delivery or performance by it of this Agreement or the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by it and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

(b) No Conflicts. The execution and delivery of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, result in any breach or violation of, require any consent under, be in conflict with or constitute a default (whether with notice of lapse of time or both) under any mortgage, bond, indenture, agreement, instrument, proxy, consent, power of attorney, obligation or Law to which it is a party or by which it or its Voted Shares are bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not in any material respect impair, delay or adversely affect its ability to perform its obligations under this Agreement.

(c) Consents. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by it do not and will not require the consent of any Governmental Authority, except for any consent the failure to make or obtain would not reasonably be expected to materially delay or impair or impede the ability of, or make it illegal for, it to perform its obligations under this Agreement.

Section 5. Termination. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Share Repurchase Agreement, (ii) the consummation of a Qualified IPO, (iii) the consummation of the IPO Repurchase, (iv) the consummation of the IPO Sale or (v) upon the mutual written consent of the Parties.

Section 6. Miscellaneous.

(a) Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) three Business Days after being mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) when received, if sent by overnight delivery service or international courier or (iv) when sent, if sent by email, provided that it is followed immediately by confirmation via facsimile, personal delivery, overnight delivery service or international courier. A Party may change its address or email address for the purposes hereof upon notice to the other Parties. Such notices or other communications shall be sent to each Party as follows:

If to SB or its Affiliates:	SOFTBANK CORP.
1-9-1 Higashi-shimbashi, Minato-ku
Tokyo 105-7303, Japan
	Attention:	Group Manager, Group
Management, Finance Department
	E-mail:	ipmimura@g.softbank.co.jp
	Facsimile:	+81-3-6215-5001

and:

SOFTBANK CORP.
1-9-1 Higashi-shimbashi, Minato-ku
Tokyo 105-7303, Japan
	Attention:	Legal Department
	E-mail:	msuzaki@softbank.co.jp
	Facsimile:	+81-3-6215-5001

with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
Shin-Marunouchi Building, 29th Floor
5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-6529
	Attention:	Kenneth A. Siegel, Esq.
	E-mail:	ksiegel@mofo.com
	Facsimile:	+81-3-3214-6512

If to JM:	c/o Alibaba Group Services Limited
26th Floor, Tower 1
Times Square
1 Matheson Street
Causeway Bay
Hong Kong
	Attention:	General Counsel
	E-mail:	tim.steinert@hk.alibaba-inc.com
	Facsimile:	+852-2215-5200

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	Mark Gordon, Esq.
	E-mail:	mgordon@wlrk.com
	Facsimile:	+1 (212) 403-2343

If to JT:
c/o Alibaba Group Services Limited
26th Floor, Tower 1
Times Square
1 Matheson Street
Causeway Bay
Hong Kong
	Attention:	General Counsel
	E-mail:	tim.steinert@hk.alibaba-inc.com
	Facsimile:	+852-2215-5200

with a copy (which shall
not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	Mark Gordon, Esq.
	E-mail:	mgordon@wlrk.com
	Facsimile:	+1 (212) 403-2343

If to the Company:	Alibaba Group Holding Limited
c/o Alibaba Group Services Limited
26th Floor, Tower 1
Times Square
1 Matheson Street
Causeway Bay
Hong Kong
	Attention:	General Counsel
	E-mail:	tim.steinert@hk.alibaba-inc.com
	Facsimile:	+852-2215-5200

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	Mark Gordon, Esq.
	E-mail:	mgordon@wlrk.com
	Facsimile:	+1 (212) 403-2343

If to Yahoo:	Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089
	Attention:	General Counsel
	Email:	callahan@yahoo-inc.com
	Facsimile:	+1 (650) 349-3650

with a copy (which shall
not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Suite 1100
	Palo Alto, CA	94301
	Attention:	Leif King, Esq.
	Email:	Leif.King@skadden.com
	Facsimile:	+1 (650) 470-4570

(b) Governing Law. The internal laws, and not the laws of conflicts (other than Section 5-1401 of the General Obligations Law and any successor provision thereto), of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties hereunder.

(c) Entire Agreement. This Agreement and the other Transaction Documents (together with all appendices, schedules, exhibits, annexes and attachments thereto) constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

(d) Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(e) Amendments; Waivers. This Agreement may not be amended, modified or otherwise altered in any manner, and the terms and conditions hereof may not be waived, unless in writing signed by the Parties. No waiver hereunder shall be binding unless in writing executed by the Party against whom enforcement of the waiver is sought. The delay or failure by a Party to exercise a right hereunder shall not operate as a waiver of a breach nor shall it prevent such Party from exercising such right with respect to such breach and no waiver of a breach of one provision of this Agreement shall operate as a waiver of another breach of such provision or of a breach of any other provision.

(g) Severability. Any term or provision hereof that is held by a tribunal of competent authority to be invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof and, within the jurisdiction of such tribunal, the scope, duration, or applicability of the invalid or unenforceable term or provision shall be amended to delete the necessary words or phrases, and to replace such term or provision with a term or provision that is valid and enforceable, so as to come as close as possible to achieving the economic, legal, or other purposes of such unenforceable term or provision.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, and any purported assignment in violation of this Section 6(h) shall be null and void. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the Parties, and each of their respective successors and permitted assigns.

(i) No Third Party Beneficiaries. Except as expressly provided herein to the contrary, this Agreement shall not confer any legal or equitable rights or remedies upon any Person other than the Parties and their permitted successors and assigns.

(k) Expenses. Except as expressly provided herein to the contrary, all Expenses incurred in connection with this Agreement (whether or not the transactions contemplated hereby are consummated) shall be paid by the Party incurring such Expense; provided, that the foregoing shall not impair the remedies available to a Party arising from a breach by another Party.

(l) No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a partnership or joint venture between or among the Parties. No Party shall be authorized as an agent, employee or legal representative of any other Party.

(n) Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original.

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IN WITNESS WHERE OF, each of the Parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

THE COMPANY:

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Joseph C. Tsai
Name:	Joseph C. Tsai
Title:	Chief Financial Officer

THE SHAREHOLDERS:

JACK MA YUN

/s/ Jack Ma Yun

JOSEPH C. TSAI

/s/ Joseph C. Tsai

[Signature Page to voting Agreement]

SOFTBANK. CORP.

By:	/s/ Masayoshi Son
Name:	Masayoshi Son
Title:	Chairman & CEO

SOFTBANK BB CORP.

/s/ Masayoshi Son
Name:	Masayoshi Son
Title:	Chairman & CEO

SB CHINA HOLDINGS PTE LTD.

/s/ Chauncey Shey
Name:	Chauncey Shey
Title:	Director

[Signature Page to voting Agreement]

YAHOO:

YAHOO! INC.

By:	/s/ Timothi R. Morse
Name:	Timothi R. Morse
Title:	Executive Vice President and Chief Financial Officer

YAHOO! HONG KONG HOLDINGS LIMITED

By:	/s/ Jeroen Peter Johan Kuipers
Name:	Jeroen Peter Johan Kuipers
Title:	DIRECTOR

[Signature Page to voting Agreement]